UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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THE HARTFORD FINANCIAL SERVICES GROUP, INC.

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Dear Shareholders:

2012 was a year of strategic transformation and execution for The Hartford. The company has made considerable progress executing its strategy to profitably grow the ongoing businesses, reduce the size and risk of annuity liabilities, and transform into a more nimble, disciplined, and efficient company, with the goal of creating greater value for shareholders. In 2012, the company focused its business portfolio on property and casualty, group benefits, and mutual funds. All of these businesses have competitive market positions in which we are investing for profitable growth, strong capital-generating ability, and lower sensitivity to market fluctuations. During the year, the company strengthened the operating fundamentals by achieving targeted price increases and improving margins, while augmenting core competencies in disciplined underwriting, claims management, and distribution.

The Hartford’s Strategy

In sharpening its focus, The Hartford stopped new sales of U.S. individual annuities in April 2012. We also announced and completed the sales of three life businesses within nine months, which generated approximately $2.2 billion of statutory capital benefit. The transactions were concluded on favorable financial terms to strong strategic buyers that offered positions to employees of those businesses. The Hartford will eliminate all direct and indirect expenses from the sold businesses, 90 percent by year-end 2013, to ensure the company’s ongoing businesses are not burdened with residual expense.

The Hartford also established an annuity runoff business segment named Talcott Resolution, which is focused on reducing the size and risk of the company’s legacy annuity portfolio, while honoring all obligations to annuity contract holders. We are working with urgency to mitigate the variable annuity risk, with the ultimate goal of isolating or separating these liabilities from The Hartford. At an April 2013 meeting with investors, The Hartford announced that the risk profile of its legacy variable annuity block has been significantly improved as a result of actions the company has taken, including an expanded Japan variable annuity hedging program, as well as the benefit of favorable yen weakening and global equity market movements. As a result, the company’s U.S. and Japan variable annuity blocks are getting smaller at an accelerating pace and Talcott Resolution’s operations are now capital self-sufficient.

We continued to improve our capital resources, which totaled $16.6 billion at December 31. In the first half of 2012, The Hartford repurchased Allianz SE warrants and refinanced high-interest debt, originally issued in October 2008, to reduce interest expense and eliminate dilutive security. In February 2013, the company announced a two-year, $1.5 billion capital management plan that will be accretive to shareholders. The Hartford intends to reduce outstanding debt by about $1 billion, with the aim of bringing the company’s debt levels in line with other leading property-and-casualty companies. In March 2013, the company completed cash tender offers for an aggregate principal amount of $800 million of senior debt, and intends to repay approximately $520 million of debt coming due over the next two years.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.     1

Advancing The Hartford’s Transformation

Along with strengthening the balance sheet, we have begun to execute a plan to repurchase $500 million of equity securities over the next two years. The remaining capital from the sales of the life businesses will provide added flexibility to reduce risk in the legacy annuity blocks as opportunities arise.

In addition, the company’s investment portfolio is healthy and well positioned to deal with economic uncertainty. The portfolio remains well-diversified, with investments across various sectors of the US fixed income markets and selected investments in non-US issuers. As of December 31, 2012, the portfolio has an A+ weighted average credit quality rating, and very little exposure to the European periphery.

Customers and partners have told us they welcome The Hartford’s sharper focus and clear direction. They appreciate a company that is competing more confidently in the marketplace, deepening its knowledge of their needs, and investing in more innovative products, enhanced claims capabilities, and simpler processes to make interactions with The Hartford faster and easier.

The progress outlined above is the work of The Hartford’s nearly 20,000 employees who understand and are fully committed to executing the company’s strategy. From their shared commitment, a new culture of accountability and productivity is emerging. Employees are putting the company’s interests ahead of their individual businesses or functions—something we call “One Hartford.” Just as important, employees are upbeat and excited about the future. I am grateful for their dedication and engagement, and thank them for working so hard to execute the strategy and transform the company. I also appreciate the company’s Board of Directors, whose wisdom and guidance were invaluable during a pivotal year of transformation.

Although proud of how much The Hartford accomplished in 2012, we are far from satisfied with the results. We are working to improve every part of the enterprise—the profitability of the businesses, the sensitivity of earnings to financial market risks, and the pace of innovation brought to market. In addition, The Hartford is determined to modernize its underwriting and claims management technology platforms, and become more efficient in serving existing customers and acquiring new ones.

Acknowledging the work that lies ahead, we are focused on execution, and remain confident in The Hartford’s ability to strengthen its operating performance and grow shareholder value.

The Hartford entered 2013 as a leading property-and-casualty company with a major group benefits business, top-performing mutual funds, and an actively managed runoff business, Talcott Resolution. All of our businesses are executing initiatives to build shareholder value.

Along with driving the profitable growth of the businesses and shrinking the size and risk of Talcott Resolution, The Hartford is determined to advance its transformation in other ways by:

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Investing $1.4 billion over four years to build new capabilities, such as a more agile, flexible, and scalable IT infrastructure;

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Strengthening operational effectiveness by making the company’s processes work better and more efficiently;

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Leveraging the company’s extensive data in an integrated and sophisticated way for deeper insights into customer needs; and

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Enhancing the company’s performance culture.

Successful transformation is propelled by employees who accept full accountability for achieving results. In late 2012, The Hartford developed a clear and compelling statement of where the transformational activity is ultimately leading—a long-term vision that clarifies direction, strengthens employee engagement, and sets a new standard of excellence.

To develop the vision, we asked hundreds of teammates from all levels and parts of the business to share their views on what The Hartford stands for, what they take pride in, and what the company should aspire to. Senior leaders considered their perspectives as we shaped a vision to help The Hartford reach its full potential, while staying true to the company’s mission and values. The Hartford’s vision is:

The Hartford will be an exceptional company celebrated for financial performance, character and customer value.

For The Hartford, being an “exceptional” company means having a singular culture and customer value proposition, being indispensible to the industry, and setting the standard for great performance. We will strive first to be celebrated for “financial performance,” a threshold for outstanding public companies. While we have continued work to make this a reality, our employees know their roles in profitably growing our businesses, increasing productivity, and delivering a superior return to shareholders.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.     2

Next, we want to be celebrated for our “character.” We mean not only unwavering integrity and trustworthiness, but also making good decisions quickly, creating a diverse and inclusive work environment, engaging with the community, and contributing to a cleaner environment. The leadership team and I want The Hartford to be a place where people can succeed because of their differences, not in spite of them. Exemplifying the company’s culture of service and community engagement, Hartford teammates once again gave generously of their time, energy, and money to support causes and organizations about which they are passionate.

In 2012, Newsweek ranked The Hartford the greenest company in the U.S. financial services industry for the second year in a row. The company is also a 2012/2013 member of the Dow Jones Sustainability North America Index, which tracks the performance of leading companies based on economic, environmental, and social criteria. In addition, The Hartford has been recognized as a “Best Place to Work for Lesbian, Gay, Bisexual and Transgender Equality” by Human Rights Campaign.

Finally, our goal is to be celebrated for “customer value.” For The Hartford, that means delivering on our promises to customers (as we have for more than 200 years), anticipating the needs of customers and partners, developing innovative solutions that make a difference in their lives and businesses, and providing such a compelling experience that customers promote the company to friends and colleagues.

The Hartford’s Brand

One of the company’s strongest assets is its brand, which stands above all for integrity, stability, and longevity. The Hartford is a positive, forward-looking insurance company for businesses and individuals who are determined to be prepared and protected so they can prevail when the unexpected happens, and achieve success on their terms.

In March 2013, we launched a national marketing campaign that celebrates the unflappable determination, strong work ethic, and entrepreneurial spirit of American businesses—and small firms in particular. The campaign will run throughout the year with the theme of “Play On,” evoking the notion of prevailing through change and adversity, which is what The Hartford and its customers are known for.

2013 Economic Outlook

Overall, the P&C industry typically tracks GDP growth, with insurance demand closely following general economic activity. In 2013, The Hartford expects U.S. GDP growth to average 2 to 2.5 percent, gaining momentum in the second half. The company is watching the housing sector closely, since sustained improvement in its fundamentals would be a likely catalyst for greater economic growth. In addition, interest rates continue to be at or near historically low levels. A sustained low-interest-rate environment would continue to pressure the company’s net investment income and could result in lower margins. In response to these macro factors, The Hartford will continue pricing and underwriting discipline and improving its processes to make the company work better and more efficiently.

Positioned for Greater Shareholder Value

By staying focused on executing the strategy to drive profitable growth in the business portfolio, reduce the size and risk of annuity liabilities, and transform into a more disciplined, nimble, and efficient company, we are confident in our ability to generate superior financial returns for shareholders. In important ways, The Hartford is a new company that is energized by our progress, determined to improve continuously, and optimistic about the future.

Sincerely,

Liam E. McGee
Chairman, President and Chief Executive Officer

THE HARTFORD FINANCIAL SERVICES GROUP, INC.     3

Proxy Summary

This summary highlights information contained in the company’s 2013 Notice of Annual Meeting and Proxy Statement (the”Proxy”). This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

• Time and Date:	Wednesday, May 15, 2013 at 12:30 p.m.
• Place:	Wallace Stevens Theater The Hartford Financial Services Group, Inc. One Hartford Plaza Hartford, CT 06155
• Record Date:	March 18, 2013

Voting Matters

Agenda Item	Board Vote Recommendation	Page Reference (for more detail)
1. Election of Directors	FOR each Director Nominee	25
2. Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm	FOR	26
3. Advisory Vote to Approve Executive Compensation	FOR	58

Operating with a Sharper Focus

The Company underwent meaningful and positive change in 2012. On March 21, 2012, the Company announced that it would focus on its Property and Casualty (“P&C”), Group Benefits and Mutual Funds businesses. In addition, the Company ceased the sale of individual annuities in the U.S., placed the business into runoff, and launched initiatives to reduce the size and risk of the legacy book.

Following these actions, management achieved a number of important milestones in the Company’s transformation, including the following:

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Sold three Wealth Management businesses (Individual Life, Retirement Plans and Woodbury Financial Services) to strong, strategic buyers at attractive valuations

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Signed agreements in six months, well ahead of the year-end target.

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Closed the sales by January 2, 2013.

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Generated $2.2 billion of net statutory capital benefit.

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Reduced expenses before investment by $266 million in 2012 and developed a comprehensive plan to eliminate all of the expenses – direct and indirect – associated with the divested businesses as quickly and prudently as possible, with approximately 90% of those expenses scheduled for elimination by the end of 2013.

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Refinanced high interest debt and repurchased warrants held by Allianz SE, thereby increasing the Company’s financial flexibility through reduction of interest expense and elimination of a potentially dilutive security.

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Established a separate reporting division to manage the legacy annuity businesses and filed an enhanced surrender value option with the Securities and Exchange Commission in an effort to reduce the size of the existing U.S. book of business.

As a result of these milestones achieved in 2012, management believes the Company is well positioned to complete its transformation and generate superior shareholder value.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.     4

2012 Compensation Highlights

Based on the Company’s performance in 2012, the Compensation and Management Development Committee (the “Committee”) (and, in the case of the CEO, the independent directors) made the following key compensation decisions:

Increased the percentage of pay tied to performance for the CEO and all of his executive direct reports (collectively, the “Senior Executives”)	Reintroduced the use of performance shares, which constitute 50% of the value of a Senior Executive’s long-term incentive award, and eliminated restricted stock units.
Established a separate annual incentive pool for Wealth Management employees

In order to retain employees and protect the franchise value of each Wealth Management business being sold, the Committee determined in March 2012 to fund a separate annual incentive plan award pool at target for employees dedicated to Wealth Management. The Committee subsequently determined to exclude Wealth Management results from the financial measures used to calculate the enterprise annual incentive pool in order to better reflect actual performance in the Company’s other divisions.

Funded the 2012 enterprise annual incentive pool, excluding Wealth Management, at 100% of target	Evaluation of the Company’s performance against specified quantitative and qualitative objectives resulted in annual incentive award funding at target.

Compensation Best Practices

The Committee regularly reviews best practices in governance and executive compensation and in recent years has revised the Company’s policies and practices to:

Expand its incentive compensation recoupment (or “clawback”) policy;
Reduce benefits payable in the event of a change of control;
Eliminate excise tax gross-up provisions upon a change of control;
Discontinue the practice of entering into individual employment agreements;
Ensure the independence of the Committee’s compensation consultant by limiting the consultant to perform services only for the Committee;
Provide for an annual risk review of the Company’s compensation plans, policies and practices; and

Prohibit all employees and directors from hedging unvested portions of equity or equity-linked awards and prohibit certain employees, including the Senior Executives, from pledging securities or hedging equity or equity-linked awards held to meet applicable ownership guidelines.

In addition, the Company’s Incentive Stock Plan does not allow the following:

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Granting of stock options with an exercise price less than the fair market value of the Company’s common stock (the “Common Stock”) on the date of grant;

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Re-pricing (reduction in exercise price) of stock options;

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Inclusion of reload provisions in any stock option grant; and

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Payment of dividends on unvested performance shares.

Primary Components of 2012 Compensation Program for Senior Executives

Component	Form	Terms	Page Reference (for more detail)
Base Salary	Cash	Established annually, upon promotion, or following a change in job responsibilities based on market data, internal pay equity and level of responsibility, experience, expertise and performance.	30
Annual Incentive Plan (“AIP”)	Cash	Award granted annually based primarily on Company performance against pre-established financial targets, as well as certain qualitative criteria and individual performance against leadership objectives.	30
Long-Term Incentive (“LTI”)	Equity	Award granted annually following assessment of individual performance and potential, and review of market data. For 2012: • 50% stock options - vest ratably over three years with a 10-year term. • 50% performance shares - settled in Common Stock based on a measurement of relative total shareholder return against a peer group of 14 companies over a three-year performance period.	32

THE HARTFORD FINANCIAL SERVICES GROUP, INC.     5

2012 Pay Mix

Named Executive Officer (“NEO”) compensation is weighted towards variable compensation (annual and long-term incentives), where actual amounts earned may differ from targeted amounts based on Company and individual performance. Each NEO has a target total compensation opportunity that is assessed annually by the Committee (and by the independent directors, in the case of the CEO) to ensure alignment with the Company’s compensation objectives and market practice.

As the following charts show, almost 90% of CEO target annual compensation and almost 80% of other NEO target annual compensation are variable with performance, including stock price performance.

2012 NEO Compensation Summary

The total compensation package (base salary, AIP award and LTI awards) determined by the Committee for 2012 for each NEO employed on December 31, 2012 is set forth below. This table is not a substitute for the information disclosed in the Summary Compensation Table and related footnotes, which begin on page 44 of the Proxy.

Compensation Awarded in 2012

Compensation Component	L. McGee	C. Swift	D. Elliot	A. Kreczko	R. Rupp
12/31/12 Base Salary	$1,100,000	$825,000	$750,000	$600,000	$600,000
2012 AIP Award	$2,350,000	$1,650,000	$1,000,000	$900,000	$1,200,000
2012 Annual LTI Award	$7,500,000	$2,200,000	$1,800,000	$900,000	$1,400,000
TOTAL 2012 COMPENSATION(1)	$10,950,000	$4,675,000	$3,550,000	$2,400,000	$3,200,000

(1)

Excludes items shown under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” in the Summary Compensation Table and a delayed cash sign-on award for Mr. Rupp.

Certain statements made in this communication to shareholders should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about The Hartford’s future results of operations. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ, including those discussed in our 2012 Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q and other filings we make with the Securities and Exchange Commission. We assume no obligation to update this letter to shareholders.

About The Hartford

With more than 200 years of expertise, The Hartford (NYSE: HIG) is a leader in property and casualty insurance, group benefits and mutual funds. The company is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at www.thehartford.com.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.     6